Exhibit 10.2

MASIMO CORPORATION

AMENDED AND RESTATED
2007 SEVERANCE PROTECTION PLAN

Participation Agreement for

Blair Tripodi

September 16, 2022

Personal & Confidential
Blair Tripodi
52 Discovery
Irvine, CA 92618

Re:     Masimo Corporation Amended and Restated 2007 Severance Protection Plan— Limited Participation Agreement

Dear Blair:
This letter relates to the Amended and Restated 2007 Severance Protection Plan (the “Plan”) that we, Masimo Corporation, have adopted.
Through this letter, you are being offered the opportunity to become a limited Participant in the Plan and, thereby, to be eligible to receive only the change in control benefits (and not the basic or the voluntary severance benefits) described below. A copy of the Plan is attached to this letter and incorporated herein by reference. You should read the Plan carefully and become comfortable with its terms and conditions, and those set forth below. Upon completion of three (3) years of service to Masimo Corporation, you will be eligible for full participation in the Plan.
If you choose to sign below, you will be establishing a Participation Agreement, within the meaning of the Plan, and as limited by the terms of this Participation Agreement; and, you will thereby be acknowledging and agreeing to the following provisions:
(a) that you have received and reviewed a copy of the Plan;
(b) that terms not defined in this Participation Agreement, but beginning with initial capital letters, shall have the meanings assigned to them in the Plan;
(c) that your limited participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and
(d) that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.
Subject to the foregoing, we invite you to become a limited Participant in the Plan. Your limited participation in the Plan will be effective upon your signing and returning this Participation Agreement to the Company within thirty (30) days of your receipt of this Participation Agreement.

NOW, THEREFORE, you and Masimo Corporation (hereinafter referred to as the “parties”) hereby agree as follows:
1.     If (a) your employment terminates on the date of a Change in Control specifically because your current job, or similar job, was not offered to you on the date of such Change in Control, or (b) you experience a Covered Termination on or after a Change in Control for a reason other than as set forth in preceding Section 1(a) then, in accordance with Sections 3 and 4 of the Plan, fifty percent (50%) of each of your unvested and outstanding stock options or other equity-based awards will immediately vest upon a Change in Control.
2.     As a condition of receiving the limited Change in Control Severance Benefits pursuant to the Plan and this Participation Agreement, you must sign all relevant documents listed in Section 4 of the Plan.
3.     In consideration of becoming eligible to receive the limited Change in Control Severance Benefits provided under the terms and conditions of the Plan and this Participation Agreement, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other oral or written plan, employment agreement or arrangement, including your Severance Agreement with Viper Holdings Corporation dated January 17, 2022, which is hereby terminated.
4.     You understand that the waiver set forth in Section 3 above is irrevocable, and that this Participation Agreement and the Plan set forth the entire agreement between us with respect to any subject matter covered herein.
5.     Subject to Section 12(b) of the Plan, this Participation Agreement shall terminate, and your status as a “Participant” in the Plan shall end, on the termination of your employment other than pursuant to a “Covered Termination” as defined in Section 2(d)(i) of the Plan.
6.     While the Plan and this Participation Agreement are in effect, you agree that if you decide to voluntarily resign, you will give the Company six (6) months notice.
7.     As a condition for receiving benefits under the Plan and this Participation Agreement, you agree that the Committee may reduce your Plan benefits to avoid triggering any “excess parachute payments” under Section 280G of the Code.
8.     If any provision of the Plan, or of this Participation Agreement, is determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from the Plan or this Participation Agreement, respectively, but every other provision of the Plan or of this Participation Agreement shall remain in full force and effect. In substitution for any provision of the Plan or this Participation Agreement being held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.
9.     You recognize and agree that your execution of this Participation Agreement results in your limited enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Participation Agreement, and that you understand that this Participation Agreement may not be amended or modified except pursuant to Section 12 of the Plan.

Dated:	September 16, 2022	MASIMO CORPORATION:

		By:	/s/ JOE KIANI
Joe Kiani
CEO & Chairman of the Board

ACCEPTED AND AGREED TO this 16th day of September 2022.

/s/ BLAIR TRIPODI
Blair Tripodi